Exhibit 99.1

EMPIRE RESOURCES, INC.

Empire Resources Reports Results for Third Quarter of 2015

•	Net Sales are $122.0 Million,
•	Operating Income Totals $2.3 Million
•	GAAP Net Income per Diluted Share Is $0.04; Non-GAAP Net Income per Diluted Share Is $0.06

Fort Lee, NJ, November 16, 2015 -- Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the third quarter of 2015 were $122.0 million, compared with $159.4 million in the third quarter of 2014, and $134.5 million in the second quarter of 2015. Compared with the 2015 second quarter, strong sales growth in Europe and solid recovery in Australia were offset by substantially lower sales in Latin America. In the U.S., stronger sales of aluminum products were offset by lower sales of steel products, in line with challenging steel industry conditions.

Gross profit for the third quarter of 2015 was $5.3 million, or 4.4% of sales, compared with $7.5 million, or 4.7% of sales, in the third quarter of 2014, and $5.7 million, or 4.2% of sales, in the second quarter of 2015. Gross profit has been negatively impacted by a lower sales level as well as increased competitive pressures across all regions. The sequential improvement in the gross margin as a percentage of sales was due to the reduction of lower-margin carbon steel sales in Latin America.

Operating income for the third quarter of 2015 was $2.3 million, compared with $3.7 million for the third quarter of 2014 and $2.0 million for the second quarter of 2015. The improvement from the second quarter of 2015 was primarily due to lower SG&A as a result of lower sales commissions, travel expenses, and lower repairs and maintenance on our Baltimore warehouse during the third quarter of 2015.

Net interest expense for the third quarter of 2015 was $1.4 million compared with $1.0 million in the third quarter of 2014 and $1.6 million in the second quarter of 2015. The reduction in interest expense from the 2015 second quarter reflected the Company’s further progress in reducing inventory levels, which totaled $153.5 million at September 30, 2015 compared with $192.1 million at December 31, 2014.

The Company recognized a non-cash non-operating loss of $0.2 million in the third quarter of 2015 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating loss of $2.1 million in the third quarter of 2014 and a non-cash non-operating gain of $0.4 million in the second quarter of 2015.

Fair value accounting requires that changes in derivative liabilities related to the Company’s convertible notes be charged or credited to income during each accounting period. The changes in valuation have several drivers, primary among them is the change in the Company’s stock price, with increases in the stock price causing losses, increasing the value of the derivative liability, while decreases in the stock price produce gains, reducing the value of the derivative liability. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.

Non-GAAP net income for the third quarter of 2015, excluding the effect of the change in fair market valuation of the derivative liability and the associated tax treatment, was $0.5 million, or $0.06 per diluted share, compared with $1.5 million, or $0.16 per diluted share, in the third quarter of 2014, and $0.3 million, or $0.02 per diluted share, in the second quarter of 2015.

On a GAAP basis, the Company reported net income for the third quarter of 2015 of $0.3 million, or $0.04 per diluted share, compared with a net loss of $0.7 million, or $(0.08) per diluted share, in the third quarter of 2014, and net income of $0.8 million, or $0.06 per diluted share for the second quarter of 2015.

For the first nine months of 2015, net sales were $424.7 million and net income was $2.8 million, or $0.22 per diluted share, on a GAAP basis, and $1.8 million, or $0.15 per diluted share, on a non-GAAP basis. For the first nine months of 2014, net sales were $444.2 million and net income was $1.8 million, or $0.20 per diluted share, on a GAAP basis, and $4.3 million, or $0.48 per diluted share, on a non-GAAP basis.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

Nathan Kahn, President and CEO, commented, “Global markets remained challenging in the third quarter. Even so, we improved sales in Europe, as well as maintaining a solid sales performance in Australia, and continued strong sales of our aluminum products in the U.S. We are continuing to focus on our customers’ needs, especially for just-in-time delivery. To better serve those needs today and in the future, we recently acquired and are moving to a substantially larger and more modern distribution facility in Baltimore.”

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company’s performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company’s operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations, Comm-Counsellors, LLC, Edward Nebb, +1-203-972-8350, enebb@optonline.net, or June Filingeri, +1-203-972-0186, junefil@optonline.net; or Shareholders, David Kronfeld, +1 917-408-1940,

Condensed Consolidated Balance Sheets
(In thousands except share and per share amounts)

	September 30, 2015 Unaudited	December 31, 2014
ASSETS
Current assets:
Cash	$5,536	$1,130
Trade accounts receivable (less allowance for doubtful accounts of $356 and $562)	76,248	89,693
Inventories	153,507	192,064
Deferred tax assets	3,834	3,911
Advance to supplier, net of imputed interest of $3 and $66	831	3,277
Other current assets, including derivatives	13,232	18,605
Total current assets	253,188	308,680
Preferential supply agreement, net	80	321
Long-term financing costs, net of amortization	817	1,024
Property and equipment, net	4,372	4,258
Total assets	$258,457	$314,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$166,471	$201,088
Subordinated convertible debt net of unamortized discount of $346	10,654	-
Trade accounts payable	22,928	42,626
Income taxes payable	1,209	4,190
Accrued expenses and derivative liabilities	6,737	4,137
Dividends payable	217	449
Total current liabilities	208,216	252,490

Subordinated convertible debt net of unamortized discount of $803	-	10,197
Derivative liability for embedded conversion option	1,550	2,734
Deferred taxes payable	47	51
Total liabilities	209,813	265,472

Commitments (Note 18)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at September 30, 2015 and December 31, 2014	117	117
Additional paid-in capital	13,038	13,678
Retained earnings	42,927	40,805
Accumulated other comprehensive loss	(576)	(334)
Treasury stock, 3,173,843 and 2,843,717 shares at September 30, 2015 and December 31, 2014, respectively	(6,862)	(5,455)
Total stockholders' equity	48,644	48,811
Total liabilities and stockholders' equity	$258,457	$314,283

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Income
(In thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2015 2014		Nine Months Ended September 30, 2015 2014
Net sales	$121,950	$159,366	$424,689	$444,199
Cost of goods sold	116,603	151,897	406,488	423,228
Gross profit	5,347	7,469	18,201	20,971
Selling, general and administrative expenses	3,094	3,819	10,632	10,600
Operating income	2,253	3,650	7,569	10,371
Interest expense, net	1,419	1,041	4,665	3,223
Income before other expenses	834	2,609	2,904	7,148
Other expenses
Change in value of derivative liability	(224)	(2,059)	1,184	(2,239)

Loss related to extinguishment of debt converted into common stock	-	(164)	-	(164)
Income before income taxes	610	386	4,088	4,745
Income taxes	295	1,080	1,314	2,985
Net income (loss)	$315	$(694)	$2,774	$1,760
Weighted average shares outstanding:
Basic	8,870	8,814	8,709	8,705
Diluted	8,898	8,814	11,736	8,964
Earnings (loss) per share:
Basic	$0.04	($0.08)	$0.32	$0.20
Diluted	$0.04	($0.08)	$0.22	$0.20

See notes to unaudited condensed consolidated financial statements

Non-GAAP Consolidated Statements of Income
(In thousands except per share amounts)

	Three Months Ended September 30, 2015 2014		Nine Months Ended September 30, 2015 2014
GAAP income before income taxes	610	386	4,088	4,745
Elimination of the change in value of derivative liability	224	2,059	(1,184)	2,239
Non-GAAP net income before taxation	834	2,445	2,904	6,984
Income taxes	325	954	1,133	2,724
Non-GAAP net income	$509	$1,491	$1,771	$4,260
Weighted average shares outstanding:
Basic	8,870	8,814	8,709	8,705
Diluted	8,898	9,080	11,736	8,964
Non-GAAP earnings per share:
Basic	$0.06	$0.17	$0.20	$0.49
Diluted	$0.06	$0.16	$0.15	$0.48

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2015 2014
Cash flows - operating activities:
Net income	$2,774	$1,760
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	487	482
Change in value of derivative liability	(1,184)	2,239
Amortization of convertible note discount	457	419
Imputed interest on vendor advance	(53)	(144)
Loss related to extinguishment of debt converted into common stock	-	164
Reduction in allowance for doubtful accounts	(188)	-
Amortization of supply agreement	240	240
Deferred income taxes	73	271
Foreign exchange loss and other	437	296
Stock-based compensation	-	630
Changes in:	-	-
Trade accounts receivable	13,043	(45,330)
Inventories	37,828	18,947
Other current assets	5,353	27
Trade accounts payable	(19,689)	(10,751)
Income taxes payable	(2,973)	995
Accrued expenses and derivative liabilities	2,649	5,708
Net cash provided by/(used in) operating activities	39,254	(24,047)
Cash flows - investing activities:
Repayment related to supply agreement	2,500	2,500
Purchases of property and equipment	(237)	(19)
Net cash provided by investing activities	2,263	2,481
Cash flows - financing activities:
(Repayment of)/proceeds from notes payable – banks	(33,978)	25,602
Repayments - mortgage payable	-	(136)
Deferred financing costs	(158)	(1,005)
Dividends paid	(884)	(648)
Treasury stock purchased	(1,407)	(13)
Purchase of stock options	(922)	-
Proceeds from stock options exercised	-	15
Excess tax benefit related to purchase of stock options	282	-
Net cash (used in)/provided by financing activities	(37,067)	23,815
Net increase in cash	4,450	2,249
Effect of exchange rate	(44)	(63)
Cash at beginning of period	1,130	2,477
Cash at end of the period	$5,536	$4,663
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,024	$3,476
Income taxes	$2,480	$2,737
Non cash financing activities:
Dividend declared but not yet paid	$217	$224
Treasury stock issued on conversion of subordinated debt		1,507

See notes to unaudited condensed consolidated financial statements